Exhibit 99.b


                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                                    FORM 11-K




(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1994

                                        OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                     to


                          Commission File Number 1-11377



                                  CINERGY CORP.
                     EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                             (Full title of the plan)





                                  CINERGY CORP.
           (Name of issuer of the securities held pursuant to the plan)







                              139 East Fourth Street
                             Cincinnati, Ohio  45202
                     (Address of principal executive offices)

                        FINANCIAL STATEMENTS AND EXHIBITS





(a)  Financial Statements

     Report of Independent Public Accountants

     Statements of Financial Condition as of
          December 31, 1994 and 1993

     Statements of Income and Other Changes in Plan Equity for the Years Ended December 31, 1994, 1993, and 1992

     Notes to Financial Statements

     Financial Statement Schedules:
          Schedules I, II, and III are not applicable


(b)  Exhibits

     1)  Consent of Independent Public Accountants

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Plan Administrator of
the CINergy Corp. Employee Stock
Purchase and Savings Plan:

We have audited the accompanying statements of financial condition of the CINERGY CORP. EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN as of December 31, 1994 and 1993, and the statements of income and other changes in plan equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of December 31, 1994 and 1993, and the results of its operations and changes in plan equity for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP
Cincinnati, Ohio,
April 14, 1995

                                  CINERGY CORP.
                     EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                        STATEMENTS OF FINANCIAL CONDITION



                                                December 31

                                            1994           1993

Cash (Purchase Savings Accounts)(Note C)  $368 057      $1 691 098

Plan Equity                               $368 057      $1 691 098




The accompanying notes are an integral part of these financial statements.

                                  CINERGY CORP.
                     EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
              STATEMENTS OF INCOME AND OTHER CHANGES IN PLAN EQUITY



                                      1994          1993         1992

Interest income (Purchase
  Savings Accounts) (Note C)      $    24 426   $   29 807    $   71 697

Contributions from participants
  (Note C)                          1 327 527    1 245 118     1 462 710

Purchases of common stock,
  terminations, and cash
  withdrawals (Note E)             (2 674 994)     (58 699)   (3 741 897)

Income and other changes in Plan
  equity for the period            (1 323 041)   1 216 226    (2 207 490)

Plan equity at beginning of the
  period                            1 691 098      474 872     2 682 362

Plan equity at end of the period  $   368 057   $1 691 098   $   474 872



The accompanying notes are an integral part of these financial statements.

                                 CINERGY CORP.
                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS

Note A - Plan Description

On October 18, 1994, the board of directors of CINergy Corp. (CINergy or Company) adopted, and the holders of CINergy's common stock, .01 par value (Common Stock), approved, the CINergy Corp. Employee Stock Purchase and Savings Plan (the Plan) for the benefit of eligible employees (see the Plan prospectus for eligibility criteria) of CINergy and its subsidiaries. Under the Plan, eligible employees may be granted stock options within the meaning of Section 423 of the Internal Revenue Code of 1986 (Code), as amended, to purchase Common Stock. In conjunction with the merger of PSI Resources, Inc., (Resources) with and into the Company on October 24, 1994, the PSI Resources, Inc. Employee Stock Purchase and Savings Plan (the PSI Plan) was merged into the Plan. The PSI Plan contained provisions substantially similar to the Plan. The administrative expenses of the Plan are paid by the Company. Further details of the Plan are provided in the Plan prospectus which has been distributed to all Plan participants.

Note B - Accounting Principles

The accounts of the Plan are maintained on an accrual basis. Activity and balances related to the PSI plan are reflected in the financial statements as though the PSI Plan has always been part of the Plan.

Note C - Investment Program

Under the Plan, funds withheld from a participant's compensation during a 26 month offering period are deposited in an interest-bearing account (Purchase Savings Account) in the participants name, either in a bank (the Bank) selected by the Company or in such an account maintained by the Company, as determined by the Plan's administration committee. Interest will be paid by the Bank at a rate at least equal to the rate the Bank pays on a regular statement savings account or at a comparable rate if paid by the Company. The amounts deposited in the Purchase Savings Account, plus interest paid thereon, will equal the total dollar amount the eligible employee may apply toward the purchase of shares of Common Stock pursuant to the Plan. At the end of the offering period, each participant specifies the portion of the Purchase Savings Account to be applied to the purchase of Common Stock at a previously established purchase price. Funds not used to purchase Common Stock are returned to the participant.

Under the Plan, the purchase price of each share of Common Stock is equal to the fair market value of a share of Common Stock on the first date of the offering period, less five percent. The fair market value of a share of Common Stock is the average of the high and low sales prices of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal for such date or, if no trading occurs on such date, the last date on which trading occurred.

The initial offering under the PSI Plan allowed eligible employees the option to purchase Resources' common stock at $16.506 per share on August 31, 1992. The second offering under the PSI Plan allowed for the purchase of Resources' common stock at $18.05 per share on October 31, 1994. With respect to the second offering, an interim distribution was completed in February 1994 as a result of the PSI shareholder approval of the CINergy merger on November 9, 1993. The shareholder approval constituted a change in control under the Plan (see Note F below and the Plan prospectus for further details).
Eligible employees purchased 71,188 shares of common stock at $18.05 per share on February 2, 1994 as a result of the interim distribution. The second offering period concluded October 31, 1994, after which the accumulated balance of $1,308,797 was used to purchase Common Stock or distributed in cash to participants. A total of 66,548 shares, valued at $1,174,168 were purchased by participants with the remaining $134,629 distributed in cash. The final option price to purchase Common Stock, adjusted for the merger at the conversion ration of 1.023, was $17.644 per share. The initial offering under the Plan is a continuation of the third offering period under the PSI Plan. The share price established for this offering, which began November 1, 1994 for Energy employees and February 1, 1995 for CG&E employees, is $21.7312. The initial offering is deemed to have commenced on the first day of the third offering period under the PSI Plan and will end on December 31, 1996.

The number of employees enrolled in the Plan at December 31, 1994, 1993, and 1992 were 1,065, 721, and 774, respectively.

Note D - Income Tax Status

The Plan is not regarded as an "employee benefit plan" under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and, therefore, is not subject to ERISA.

The Plan is intended to qualify as an employee stock purchase plan under
Section 423 of the Code. Amounts withheld from a participant's compensation for deposit to the participant's Purchase Savings Account are from after tax dollars. Interest on the Purchase Savings Account is taxable to the participant in the year earned. Dividends paid after the shares are purchased are taxable to the participant in the year received.

Gains or losses on sales of Common Stock purchased pursuant to the Plan must be reported to the Internal Revenue Service by the participant in the year of sale. Gains and losses may be characterized as ordinary or capital, as described below.

Capital losses are available for offset against any capital gains, and in addition, any excess capital losses, whether long- or short-term, are allowed to offset up to $3,000 of ordinary income. Excess capital losses can be carried over to offset income in future years, subject to the same limitations.

Section 423 of the Code imposes a holding period of two (2) years from the commencement of the offering period and one (1) year from the date of purchase. If the holding period is met, then the difference between the purchase price and the lesser of the fair market value of the Common Stock
(i) on the first day of the offering period, or (ii) on the date of sale, is taxed as ordinary income in the year the Common Stock is sold. Any remaining gain is taxed as long-term capital gain. If the Common Stock is sold for less than the purchase price, the participant has a long-term capital loss.

If the holding period is not met, then the difference between the purchase price and the fair market value at the time of purchase is taxed as ordinary income. The difference between the amount received and the purchase price plus the amount of ordinary income is a capital gain or loss.

Note E - Purchases of Common Stock and Terminations

A participant may at any time, before the end of an offering period, terminate participation in the Plan. Upon termination, all funds, including interest, in the participant's Purchase Savings Account are returned to the participant without penalty. Requests for termination received but not yet processed by the Plan have not been included in the financial statements and total $2,826 at December 31, 1993 and $629 at December 31, 1992. There were no outstanding termination requests at the end of 1994.

If a participant's employment with the Company or its subsidiaries is terminated, all funds, including interest, in the participant's Purchase Savings Account are returned to the participant. If termination is due to retirement, the participant may purchase all or fewer than all of the shares of Common Stock which may be purchased with the funds then on deposit in the participant's Purchase Savings Account within three months from the date of retirement but not later than the last day of the offering period. Funds not applied to purchase Common Stock are returned to the participant.

If termination is due to death, the participant's legal representative or beneficiary may purchase all or fewer than all of the shares of Common Stock which may be purchased with the funds then on deposit in the participant's Purchase Savings Account within twelve months of the participant's death but not later than the last day of the offering period. Funds not applied to purchase Common Stock will be paid to the participant's legal representative or beneficiary.

Note F - Change in Control, Amendment and Termination

In the event of a "change in control" of CINergy as defined in the Plan prospectus, each participant has the right within three months from the "change in control" or the purchase date (as defined in the Plan prospectus), whichever is earlier, to elect to purchase all or fewer than all of the shares the participant has the right to purchase.

CINergy, at any time by action of its board of directors may alter, amend, modify, revoke or terminate the Plan in whole or in part, or alter or amend any and all terms of participation in an offering made under the Plan, except with respect to provisions related to a "change in control" of the Company for a three year period following such "change in control".

                                    SIGNATURES

     THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CINERGY CORP. EMPLOYEE STOCK PURCHASE
Date:  April 24, 1995                            AND SAVINGS PLAN
                                     -------------------------------------
                                                   (The Plan)




                                                  Van P. Smith
                                     -------------------------------------
                                            (Van P. Smith, Chairman,
                                             Compensation Committee)

                                                              Exhibit 99.b.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 11-K into CINergy Corp.'s previously filed Registration Statement File No. 33-56091.



ARTHUR ANDERSEN LLP
Cincinnati, Ohio,
April 24, 1995.